Exhibit 99.1

FOR IMMEDIATE RELEASE

BAXTER APPOINTS JOEL GRADE CHIEF FINANCIAL OFFICER

DEERFIELD, Ill., Oct. 3, 2023 – Baxter International Inc. (NYSE:BAX), a global medtech leader, today announced it has appointed Joel Grade as executive vice president and chief financial officer (CFO), reporting to Baxter chairman, president and CEO, José (Joe) E. Almeida, effective Oct. 18, 2023. At that time, Brian Stevens, who has served as the company’s interim CFO since May 31, 2023, will transition to his prior role as senior vice president, chief accounting officer and controller.

“Joel is a seasoned global financial executive with decades of deep operational and broad business experience as well as a proven record of results-driven impact,” said Mr. Almeida. “I am confident we will benefit from Joel’s leadership as we continue to advance the transformational actions announced earlier this year to help fuel enhanced growth, innovation and value for the patients, clinicians, investors and numerous other stakeholder communities that depend on us.” Added Mr. Almeida, “I’d also like to thank Brian for serving as our interim CFO; we’re grateful for his contributions during the transition and look forward to his continued leadership in Baxter’s Finance organization.”

Mr. Grade, 53, joins Baxter following a distinguished 25-year career with Sysco, the world’s global foodservice leader with fiscal-year 2023 sales of more than $76 billion. Mr. Grade brings deep experience from various financial, commercial and executive leadership roles. He most recently served as Sysco’s executive vice president, corporate development, and previously held the roles of executive vice president and CFO as well as senior vice president of finance and chief accounting officer, and senior vice president of foodservice operations. He started his career as a senior auditor at Ernst & Young LLP. Mr. Grade earned a bachelor’s degree in accounting and finance with a specialization in international business from the University of Wisconsin-Madison and an MBA in finance, strategy and marketing from Northwestern University’s Kellogg School of Management.

“I’m very excited to join Baxter, an industry leader with a rich history, compelling future, patient-centric mission, and best-in-class talent,” said Mr. Grade. “The opportunity to contribute to Baxter’s ongoing transformation and make a meaningful difference for our many stakeholders is both motivating and well aligned with my experience in driving scale across large organizations and successfully executing against a company’s strategic objectives.”

About Baxter

Every day, millions of patients, caregivers and healthcare providers rely on Baxter’s leading portfolio of diagnostic, critical care, kidney care, nutrition, hospital and surgical products used across patient homes, hospitals, physician offices and other sites of care. For more than 90 years, we’ve been operating at the critical intersection where innovations that save and sustain lives meet the healthcare providers who make it happen. With products, digital health solutions and therapies available in more than 100 countries, Baxter’s employees worldwide are now building upon the company’s rich heritage of medical breakthroughs to advance the next generation of transformative healthcare innovations. To learn more, visit www.baxter.com and follow us on Twitter, LinkedIn and Facebook.

Media Contact

Stacey Eisen, (224) 948-5353

media@baxter.com

Investor Contact

Clare Trachtman, (224) 948-3020

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